U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2005

COFFEE PACIFICA, INC.

(Exact name of small business issuer as specified in its charter)

Nevada	333-10170-2	46-0466417
(State or other jurisdiction of incorporation or organization)	Commission File No	(IRS Employer Identification Number)

P.O. Box 95012, 8726 Barnard Street, Vancouver, B.C., Canada	V6P 6A6
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (604) 274 8004

(Former name, former address and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 - Other Events

Item 8.01 Other Events

Coffee Pacifica announced in a News Release dated March 15, 2005, that it has appointed its Director Bernard Goma as the new Vice President of Global Sales effective March 7, 2005. Mr. Goma will be based in Las Vegas, Nevada and is responsible for all of Coffee Pacifica's coffee sales operations. Mr. Goma's appointment is designed to enhance Coffee Pacifica's "growers direct" green bean coffee sales strategy and the development of a nexus between the coffee growers of Papua New Guinea and the coffee buyers.

Mr. Goma is a coffee farmer and a trained co-operative officer with expertise in legal and operational aspects of the co-operatives in PNG. He worked as a co-operative officer after graduating from the Co-Operative College in PNG. In 1984, he was appointed a Co-Operative Officer with the Simbu Provincial Government and was later appointed a Managing Director of Simbu Holdings; a subsidiary company of Simbu Provincial Government. In 1994, he joined the Coffee Industry Corporation as a Trainer and Coffee Credit Officer, responsible to assist the coffee growers in the freight subsidy and surety program. In 2003, Mr. Goma was responsible for setting up the Coffee Growers Co-Operative throughout PNG and the establishment of the PNG Coffee Growers Federation Ltd.

In a letter to Coffee Pacifica dated March 10, 2005, Honourable Mathew Siune, MBE, MP, stated that "I am very proud and pleased as the Minister of Agriculture and Livestock to know that Coffee Pacifica, Inc. has appointed a Papua New Guinean, Mr. Bernard Goma, as its Vice President Global Sales for Coffee Pacifica, and to be based in USA and Canada. This is the most important position to market the small coffee grower's coffee in the global coffee market and thus enhancing and strengthening the Government policy on Export Driven Economy".

He further stated in the letter that "As the Minister for Agriculture and Livestock, one of our major policy is to develop an Export Driven Economy to bring in the much needed foreign exchange to strengthen the economy of Papua New Guinea. What fascinated me the most is the fact that we the Government set the policy and the Coffee Industry Corporation of Papua New Guinea set the eight point plan, but Coffee Pacifica, Inc. and PNG Coffee Growers Federation are actually implementing it and is progressing very well".

Capital Group Communications, Inc. based in Mill Valley, California, has been appointed effective March 10, 2005 to provide investor relations services to Coffee Pacifica for a period of twelve months and is to be compensated by the issuance of one million Restricted Rule 144 shares. Capital Group Communications can be reached at (415) 843 0200.

Coffee Pacifica and PNG Coffee Growers Federation Ltd. ("PNGCGF") entered into an agreement dated March 7, 2005 wherein PNGCGF would provide coffee quality control related consulting for a period of twenty four months. PNGCGF is to be compensated for the services by the issuance of two million Restricted Rule 144 shares.

Coffee Pacific, Inc. Board of Directors has approved the extension of the closing date of the Prospectus dated July 23, 2003. The Company plans to raise $898,628 by offering the balance of the unsold 898,628 common stock from our primary offering under our prospectus dated July 28, 2003. The offering of 898,628 shares of common stock will be made directly to investors by Coffee Pacifica at a price of $1.00 per share. Coffee Pacifica will receive all the proceeds from the sale of these shares to implement its business plan as contained in the prospectus. The Prospectus will remain open until July 23, 2005, or until all of the shares offered are sold, whichever occurs first.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

COFFEE PACIFICA, INC.

Date:     March 23, 2005                     "Shailen Singh"

                                                              Shailen Singh, President & CEO